Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE

For additional information:
Stuart Alexander
Vice President
December 28, 2004	Investor Relations
(651) 483-7358

Deluxe Corporation Extends Exchange Offer for Senior Notes	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

St. Paul, Minn.—Deluxe Corporation (NYSE: DLX) announced today that it has extended its offer (the “Exchange Offer”) to exchange up to $325 million aggregate principal amount of its 3 1/2% Senior Notes due 2007, Series B, and up to $275 million aggregate principal of its 5 1/8% Senior Notes due 2014, Series B, that have been registered under the Securities Act of 1933, for a like principal amount of its issued and outstanding 3 1/2% Senior Notes due 2007 and 5 1/8% Senior Notes due 2014, respectively, which have not been registered under the Securities Act of 1933 (the “Old 2007 Notes” and the “Old 2014 Notes,” respectively). The Exchange Offer, which was originally scheduled to expire at 5:00 p.m. New York City time on December 27, 2004, will now expire at 5:00 p.m. New York City time on January 7, 2005 unless further extended.

As of 5:00 p.m. New York City time on December 27, 2004, approximately $324,750,000 aggregate principal amount of the Old 2007 Notes had been tendered for exchange, representing approximately 99% of the total outstanding principal amount of the Old 2007 Notes, and approximately $244,750,000 aggregate principal amount of the Old 2014 Notes had been tendered for exchange, representing approximately 89% of the total outstanding principal amount of the Old 2014 Notes.

This announcement is not an offer to exchange, or the solicitation of an offer to exchange, with respect to the Old 2007 Notes and the Old 2014 Notes. The Exchange Offer is being made solely by a prospectus dated September 28, 2004, and the Exchange Offer, as extended hereby, remains subject to the terms and conditions stated therein.

About Deluxe

Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

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